                                                                  EXHIBIT 2.2(a)

                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (this "Agreement") is made effective as of the 30th day of November, 2002 (the "Effective Date") by and among Central Freight Lines, Inc., a Texas corporation ("Central Freight"), Central Refrigerated Service, Inc., a Nebraska corporation ("Central Refrigerated"), the Jerry and Vicki Moyes Family Trust (the "Trust"), Interstate Equipment Leasing, Inc., an Arizona corporation ("IEL"), and Jerry Moyes individually ("Moyes," and, together with the Trust and IEL, the "Noteholders").

         WHEREAS, Central Freight has executed and delivered to the Trust a promissory note dated April 22, 2002 with a principal amount of three million one hundred four thousand dollars ($3,104,000) (the "Trust Note");

         WHEREAS, Central Freight has executed and delivered to IEL a promissory note dated April 22, 2002 with a principal amount of four million seven hundred thirty-two thousand eight hundred twenty-five dollars ($4,732,825) (the "IEL Note");

         WHEREAS, Central Freight has executed and delivered to Moyes two promissory notes dated April 22, 2002 with principal amounts of three million five hundred thirty-four thousand five hundred sixty-three dollars ($3,534,563) and three million three hundred thirty thousand dollars ($3,330,000) (the "Moyes Notes");

         WHEREAS, the Trust Note, IEL Note, and Moyes Notes are secured by a pledge of one hundred (100) shares of stock of Central Refrigerated (the "Pledged Shares") owned by Central Freight pursuant to the terms of a Securities Pledge Agreement dated April 22, 2002;

         WHEREAS, the parties hereto desire to cancel the Trust Note, IEL Note, and the Moyes Notes in exchange for delivery of the Pledged Shares to the Noteholders as set forth herein; and

         WHEREAS, in connection with the separation of Central Refrigerated from Central Freight, and in order to adequately capitalize Central Refrigerated and facilitate an initial public offering of securities by Central Freight, Central Freight has agreed to pay to Central Refrigerated the sum of eight million three hundred forty thousand five hundred fifty dollars ($8,340,550).

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereto agree as follows:

         1.       Cancellation of Notes.

                  (a) In lieu of repayment of all principal and accrued interest due and payable pursuant to the Trust Note, the IEL Note, and the Moyes Notes, Central Freight agrees to transfer and deliver the Pledged Shares to the Noteholders, and the Noteholders agree to accept such Shares, as follows:

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
Noteholder Name                    Number of Pledged Shares to be Delivered
---------------                    ----------------------------------------
     Trust                                            21
     IEL                                              32
     Moyes                                            47

         Central Freight shall deliver certificates representing the Pledged Shares, endorsed by Central Freight in blank or with stock powers executed by Central Freight in blank attached, to the Noteholders following satisfaction of all conditions precedent specified in Section 1(b) below. Such transfer shall be effective as of the Effective Date. Upon delivery of the Pledged Shares, the Noteholders shall return the Trust Note, IEL Note, and Moyes Notes to Central Freight for cancellation. Central Freight shall thereafter have no further obligation under the Trust Note, IEL Note, or Moyes Notes.

                  (b) The respective obligations of each party to consummate the transactions contemplated by this Section 1 are subject to satisfaction of the following condition precedent: Central Refrigerated shall have obtained separate insurance coverage as contemplated by that certain letter dated October 21, 2002, from Baldwin & Lyons, Inc. or on such other terms as the parties may agree. The closing of the transactions contemplated hereby shall be deemed to occur on the date on which such separate insurance becomes effective.

                  (c) If the foregoing condition precedent has not been satisfied by December 31, 2003, the respective obligations of each party under this Section 1 shall expire and have no further force or effect.

         2.       Payment to Central Refrigerated.

                  (a) Central Freight hereby agrees to pay to Central Refrigerated an amount of cash equal to eight million three hundred forty thousand five hundred fifty dollars ($8,340,550). Such payment shall be made by wire transfer of immediately available funds following the consummation of Section 1 and satisfaction of all conditions precedent specified in Section 2(b) below.

                  (b) The obligation of Central Freight to perform in accordance with this Section 2 is subject to satisfaction of the following conditions precedent:

                           (1) Central Freight shall have terminated its status as a Subchapter S corporation pursuant to the Internal Revenue Code; and

                           (2) Central Freight shall have consummated its initial public offering of equity securities.

                  (c) If the conditions precedent in Section 2(b) have not been satisfied by December 31, 2004, Central Freight's obligation under this Section 2 shall expire and have no further force or effect.

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         3.       Miscellaneous.

                  (a) This Agreement may not be amended except by an instrument signed by each of the parties hereto.

                  (b) If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve such part's anticipated benefits under the Agreement.

                  (c) This Agreement (1) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (2) is not intended to confer upon any other person any rights or remedies hereunder; and (3) shall not be assigned by operation of law or otherwise without the prior written consent by the other parties hereto.

                  (d) This Agreement may be executed via facsimile or otherwise in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

CENTRAL FREIGHT LINES, INC.                  THE JERRY AND VICKY MOYES
a Texas corporation                          FAMILY TRUST

By: /s/ Jeff Hale                            By: /s/ Jerry Moyes
Name: Jeff Hale                              Name:
Title: CFO                                   Title:

CENTRAL REFRIGERATED SERVICE, INC.,          INTERSTATE EQUIPMENT LEASING, INC.,
a Nebraska corporation                       an Arizona corporation

By: /s/ Robert T. Goates                     By: /s/ Jerry Moyes
Name: Robert T. Goates                       Name:
Title:                                       Title:

                                             JERRY MOYES

                                            /s/ Jerry Moyes

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